EXHIBIT 8.1

2900 K Street NW #200 Washington, DC 20007-5118 202.625.3500 tel 202.298.7570 fax

August 26, 2014

Ford Credit Floorplan Corporation

c/o Ford Motor Credit Company LLC

c/o Ford Motor Company

One American Road

Dearborn, Michigan 48126

Ford Credit Floorplan LLC

c/o Ford Motor Credit Company LLC

c/o Ford Motor Company

One American Road

Dearborn, Michigan 48126

Re:                             Ford Credit Floorplan Master Owner Trust A, Series 2014-4
Registration Statement on Form S-3 File No.  333-187623

Ladies and Gentlemen:

We have acted as special counsel to Ford Credit Floorplan Corporation, a Delaware corporation (“FCF Corp”), and Ford Credit Floorplan LLC, a Delaware limited liability company (“FCF LLC” and, together with FCF Corp, the “Co-Registrants”), and Ford Credit Floorplan Master Owner Trust A, a Delaware statutory trust, as issuer (the “Trust”), in connection with the above-referenced Registration Statement (the “Registration Statement”), and with the issuance by the Trust on the date hereof of its Asset Backed Notes, Series 2014-4, Class A-1, Class A-2 and Class B (collectively, the “Notes”).  The Trust is governed by the Second Amended and Restated Trust Agreement, dated as of August 1, 2001, as amended and restated as of December 1, 2010 (the “Trust Agreement”), between the Co-Registrants, as depositors, and U.S. Bank Trust National Association, as owner trustee (the “Owner Trustee”), and the Notes will be issued under and pursuant to the Second Amended and Restated Indenture, dated as of August 1, 2001, as amended and restated as of December 1, 2010 (the “Indenture”), between the Trust and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”), as supplemented by the Series 2014-4 Indenture Supplement, dated as of August 1, 2014 (the “Indenture Supplement”), entered into between the Trust and the Indenture Trustee.  The Indenture, the Indenture Supplement and the Trust Agreement are referred to herein as the “Agreements”.

We have examined (a) the Agreements, (b) the prospectus supplement, dated August 19, 2014 (the “Prospectus Supplement”), and the Prospectus, dated August 18, 2014 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the

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LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations offering of the Notes and (c) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

In arriving at the opinion expressed below, we have assumed that each Agreement will be duly authorized by all necessary corporate or limited liability company action on the part of the Co-Registrants, as the case may be, the Indenture Trustee, the Owner Trustee and any other party thereto and will be duly executed and delivered by the Co-Registrants, as the case may be, the Indenture Trustee, the Owner Trustee and any other party thereto substantially in the applicable form filed or incorporated by reference as an exhibit to the Registration Statement, and that the Notes will be sold as described in the Prospectus.  As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Co-Registrants and others.

As special tax counsel to the Co-Registrants, we have advised the Co-Registrants with respect to material federal income tax aspects of the proposed issuance of the Notes pursuant to the Agreements.  Such advice has formed the basis for the description of federal income tax consequences for holders of the Notes that appear under the headings “Summary—Tax Status” and “Tax Considerations” in the Prospectus Supplement and “Summary—Tax Status” and “Tax Considerations” in the Base Prospectus.  We hereby confirm and adopt as our opinion those opinions set forth under the above-specified headings (in each case subject to the terms and conditions set forth therein.)

This opinion is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us.  Our opinion as to the matters set forth herein could change with respect to the Notes as a result of changes in facts or circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof.

This opinion is based upon our interpretations of current law, including the Internal Revenue Code of 1986, as amended, judicial decisions, administrative rulings and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein.  This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  In addition, our opinion is based on the assumption that the matter, if litigated, will be properly presented to the applicable court.  Furthermore, our opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a contrary position.

We hereby consent to the filing of this opinion by the Trust under Form 8-K in connection with the offering and sale of the Notes, and to references to this firm as special tax counsel to the Co-Registrants under the above-specified headings in the Prospectus Supplement and in the Prospectus, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Katten Muchin Rosenman LLP